MUTUAL FUNDS ACCOUNT ADMINISTRATION AGREEMENT

This Mutual Funds Account Administration Agreement (“Agreement”) is entered into as of January 10, 2008, by and between UBS Global Asset Management (US) Inc., a Delaware corporation, (“We” or “Us”) and Union Bank of California, N.A., a national banking association (“You”). We are the exclusive national distributor of the shares (“Shares”) of the investment companies listed on Schedule A hereto (“Funds”), each of which is registered under the Investment Company Act of 1940, as amended (“1940 Act”) or is a series of a registered investment company. We understand that you have or may have customers for whom you act as agent or trustee who may wish to have you purchase Shares for their accounts. You have represented that you are a broker-dealer registered with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (“1934 Act”) and a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) , or a “bank” as defined in Section 3(a)(6) of the 1934 Act (“Bank”) and are not required to register as a broker-dealer under the 1934 Act at the time of each transaction subject to this Agreement.

In consideration of the mutual covenants stated below, you and we hereby agree as follows:

1.        Sale of Shares. Sales of Shares through you will be at the public offering price of such Shares (the net asset value of the Shares), as determined in accordance with the then effective prospectus or statement of additional information used in connection with the offer and sale of Shares (collectively, the “Prospectus”). You have informed us that you act as agent or trustee for institutional and/or individual customers who may hold cash balances in deposit accounts and direct you to invest some or all of such balances in Shares of the Funds.

2.        Orders.

(a)        You agree, on behalf of your customers, to purchase Shares solely through us and only for the purpose of covering purchase orders already received from customers. You also agree not to withhold any customer order so as to profit therefrom.

(b)        The procedures relating to the handling of orders shall be subject to instructions that we will forward from time to time to all selected dealers with whom we have entered into Selected Dealer Agreements and parties with whom we have entered into Account Administration Agreements. The minimum initial order for each Fund shall be specified in the Fund’s then current Prospectus. All purchase orders are subject to acceptance of such orders by us. We and the applicable Funds reserve the right in our sole discretion to reject any order or to suspend the offering of Shares.

(c)        You shall be solely responsible for the accuracy, timeliness and completeness of any orders transmitted by you on behalf of your customers by wire or telephone for purchases, exchanges or redemptions, and shall indemnify us against any claims by your customers as a result of your failure to properly transmit their instructions. You are also solely responsible for ensuring that orders are placed only by properly authorized persons.

3.        Transactions in Shares. (a) You agree that your transactions in Shares of the Funds will be limited to (i) the purchase of Shares from us for resale to your customers at the public offering price then in effect or for your own bona fide investment, (ii) exchanges of Shares between Funds, as permitted by the Funds’ then current Prospectuses and in accordance with procedures as they may be modified by us from time to time, and (iii) transactions involving the redemption of Shares by a Fund. Redemptions by a Fund will be effected in the manner and upon the terms described in the Prospectus and pursuant to any procedures that we provide to you from time to time. We will, upon your request, assist you in processing such orders for redemptions.

(b)        If you are a Bank, with respect to any and all transactions in Shares of the Funds pursuant to this Agreement, it is understood and agreed in each case that unless otherwise agreed to by us in writing: (i) you shall be acting solely as agent for the account of your customer; (ii) each transaction shall be initiated solely upon the order of your customer; (iii) we shall execute transactions only upon receiving instructions from you acting as agent for your customer; (iv) as between you and your customer, your customer will have full beneficial ownership of all Shares; and (v) each transaction shall be for the account of your customer and not for your account.

4.        Offering Price. We shall accept orders only on the basis of the then current offering price. You agree to place orders in respect of Shares immediately upon the receipt of orders from your customers for the same number of Shares. Orders which you receive from your customers prior to the time at which the applicable Fund prices its shares shall be deemed received by us at that time if transmitted to us in accordance with procedures that we provide to you from time to time. We will not accept from you a conditional order on any basis. All orders shall be subject to confirmation by us.

5.        Shareholder Communications. You agree to furnish the following shareholder communications material to your customers after receipt from us of sufficient quantities to allow mailing thereof to all of your customers who are beneficial owners of any Shares: (a) a prospectus prior to or at the time such customer purchases Shares; (b) for any customer who so requests, a copy of the statement of additional information within the time dictated by regulatory requirements; (c) all proxy or information statements prepared for circulation to shareholders of record; (d) annual and semi-annual reports of the Funds; and (e) all updated prospectuses, supplements, and amendments thereto. It is your obligation to ensure that all such information and materials are distributed to your customers who purchase or own Shares, in accordance with securities (and if applicable, banking) laws, rules and regulations. We recognize that you may satisfy some shareholder communications responsibilities by providing your customers with electronic copies of documents to the extent permitted by, and in accordance with, Securities and Exchange Commission regulations and related guidance. You will be responsible for assuring that any such electronic delivery or access to communications satisfies any requirements of applicable law. We normally disseminate such communications in “hard copy,” and to the extent that you require electronic versions, you will contact us promptly after receipt of such hard copies so that we may arrange for the prompt provision of electronic versions to you to the extent that you do not create your own electronic versions from the “hard copy” supplied through our normal procedures.

6.        Compensation. You shall be compensated by Us in the amount set forth on Schedule 8 hereto, payable monthly. Such amount may be changed from time to time with the express written consent of the parties to this Agreement.

7.        Payment for Orders. If payment is not so received within the shorter of the time period specified in the prospectus or one (1) business day of our acceptance of an order, we reserve the right to cancel the transaction. In this event, or in the event that you cancel the trade for any reason, you agree to be responsible for any loss resulting to the Funds or to us from your failure to make payments as aforesaid. You shall not be entitled to any gains generated thereby.

8.        Suspension of Sales: Amendments to Schedules. We reserve the right in our discretion without notice to you to suspend sales or withdraw any offering of Shares entirely or, upon notice to you, to amend or cancel the Schedules to this Agreement. You agree that any order to purchase Shares placed by you, after notice of any amendment to the Schedules to this Agreement has been sent to you, shall constitute your agreement to any such amendment.

9.        No Agency. You have no authority whatsoever to act as our agent or, except as noted below, as agent for the Funds, any other person authorized to sell Shares, or the Funds’ transfer agent and nothing in this Agreement shall serve to appoint you as an agent of any of the foregoing in connection with transactions with your customers or otherwise. Notwithstanding the foregoing, you may act as agent on behalf of the Funds for the limited purpose of receiving orders from your customers for the purchase or redemption of Fund shares. In that event, the time of receipt of a customer order for purposes of rule 22c-1 under the Investment Company Act will be the time you accept the order.

10.        Representations Concerning Funds; Liability. No person is authorized to make any representations concerning the Funds or their Shares except those contained in the relevant Prospectus and any such information as may be released by us as information supplemental to the Prospectus. Further, no advertising or sales literature, as such terms are defined by the NASD, of any kind whatsoever will be used by you with respect to the Funds or us unless first provided to you by us or unless you have obtained our prior written approval. If you should make any such unauthorized representation, you agree to indemnify the Funds and us from and against any and all claims, liability, expense or loss in any way arising out of or in any way connected with such representation.

11.        Warranties. You make the following representations and warranties and agree to indemnify and hold us, and each Fund, harmless against every loss, cost, damage or expense (including reasonable attorney’s fees and expenses) incurred by us as a result of your breach of such representations and warranties:

(a)        You are either (i) registered as a broker-dealer under the 1934 Act, and are licensed and qualified as a broker-dealer or otherwise authorized to offer and sell Shares under the laws of the jurisdictions in which the Shares will be offered and sold by you or (ii) or you are a bank;

(b)        If you are registered as a broker-dealer, you are a member in good standing with FINRA and agree to maintain such membership in good standing;

(c)        In performing the services hereunder and in connection with each customer transaction, you will comply with all applicable laws, rules and regulations, including the applicable provisions of the Securities Act of 1933, as amended, the 1934 Act, and the 1940 Act, the applicable rules and regulations of FINRA, and any applicable banking laws;

(d)        You agree not to accept directions to purchase Shares from your customers who reside or are domiciled in any jurisdictions in which Shares are not qualified for safe. We represent and warrant that as of the date hereof and throughout the term of this Agreement, the Shares are qualified for sale under or are exempt from the requirements of the respective securities laws of the states and jurisdictions listed on Schedule C of this Agreement. We shall promptly notify you in the event Shares cease to be qualified for sale under or cease to qualify for an exemption from the requirements of the respective securities laws of the states and jurisdictions listed on Schedule C;

(e)        If you are a Bank, you will not make shares of any Fund available to your customers, including your fiduciary customers, or accept any fees or compensation hereunder except in compliance with all federal and state laws, rules and regulations of regulatory agencies or authorities applicable to you, or any of your affiliates engaging in such activity, including without limitation ERISA and regulated rules, regulations and interpretations, which may affect your business practices;

(f)        You affirm that you have procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information; and

(g)        We and you may have obligations under the laws and regulations of the United States to verify the source of funds and identity of investors in accordance with the USA Patriot Act, and any rules or regulations adopted thereunder (collectively “the Patriot Act”). You shall assist us in monitoring transactions in accordance with the Patriot Act. If required by applicable law or regulation, you shall provide us with documentation evidencing the identity of a beneficial owner or owners of shares of the Funds upon our specific request when we are required by a law, court order, or by administrative or regulatory entity to disclose the identity of the beneficial owner(s).

12.        Indemnification. (a) We will indemnify and hold harmless you, each of your directors, officers, employees, and agents, and each person who is or may be deemed to be controlling, controlled by or under common control with you, from and against any and all direct and indirect claims, damages, losses, liabilities, or expenses (including the reasonable costs of investigation and reasonable attorney’s fees) resulting from (i) our willful misconduct or negligence, or that of our agents and employees, as measured by industry standards, in the performance of, or failure to perform, our obligations under this Agreement; (ii) any violation of any law, rule, or regulation relating to the registration or qualification of shares of a Fund; or (iii) any untrue statement, or alleged untrue statement, of a material fact contained in any Fund’s registration statement or any offering documents, sales literature, or marketing materials that we, a Fund or any of our affiliates provide to you, or any omission, or alleged omission, to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that we will not be liable for indemnification hereunder to the extent that any claim, damage, loss, liability, or expense results from the willful misconduct or negligence, as measured by industry standards, of you or your affiliates. Such right of indemnification will survive the termination of this Agreement.

(b)        You will indemnify and hold harmless us, each of our directors, officers, employees, and agents, and each person who is or may be deemed to be controlling, controlled by or under common control with us, from and against any and all direct and indirect claims, damage-S-, losses, liabilities, or expenses (including the reasonable costs of investigation and reasonable attorney’s fees) resulting from (i) your willful misconduct or negligence, as measured by industry standards, and that of your agents and employees, in the performance of, or failure to perform, your obligations under this Agreement; or (ii) any untrue statement, or alleged untrue statement, of a material fact contained in offering documents, sales literature, or marketing materials that you or any of your affiliates produce and provide to customers, or any omission, or alleged omission in such documents, to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that you will not be liable for indemnification hereunder to the extent that any claim, damage, loss, liability, or expense results from the willful misconduct or negligence, as measured by industry standards, of us or our affiliates. This right of indemnification will survive the termination of this Agreement.

(c)        If any action, suit, or proceeding is initiated against any party indemnified hereunder (“Indemnified Party”) with respect to which such party intends to seek indemnification, the Indemnified Party will notify the other party (“Indemnifying Party”) of such action, suit, or proceeding promptly after service of the summons or other first legal process. Such notice will be given by a means of prompt delivery that provides confirmation of receipt to the address detailed below under Section 16. The failure of the Indemnified Party so to notify the Indemnifying Party will relieve the Indemnifying Party of its indemnity obligation with respect to that action, suit, or proceeding to the extent that such omission results in the forfeiture of substantive rights or defenses by the Indemnifying Party; failure to give prompt notice will not relieve the Indemnifying Party of any liability that it otherwise may have to the Indemnified Party. The Indemnifying Party will be entitled to assume the defense of such action, suit, or proceeding. If the Indemnifying Party elects to assume the defense thereof and retains counsel, the Indemnified Party will bear the fees and expenses of any additional counsel retained by it, unless (1) the employment of counsel by the Indemnified Party has been authorized in writing by the Indemnifying Party, (2) the Indemnified Party has reasonably concluded that there may be legal defenses available to it or other Indemnified Parties that are different from, or in addition to those available to the Indemnifying Party (in which case the Indemnifying Party will not have the right to direct the defense of such action on behalf of the Indemnified Party) or (3) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees and expenses of counsel will be at the expense of the Indemnifying Party or Parties. All such fees and expenses will be reimbursed promptly as they are incurred. An Indemnifying Party will not be liable for any settlement of any action or claim effected without its written consent, or, in connection with any proceeding or related proceeding in the same jurisdiction, for the fees and expenses of more than one separate counsel for all indemnified parties, except to the extent provided herein. The Indemnifying Party will keep the Indemnified Party informed of all material developments and events relating to such action, suit, or proceeding. If the Indemnifying Party does not elect to assume the defense, the Indemnifying Party will reimburse the Indemnified Party for the reasonable fees and expenses of any counsel-retained by it, which fees and expenses will be payable to the Indemnified Party at such intervals as the parties may determine or upon the Indemnifying Party’s receipt of a bill related thereto.

13.        Expenses. All expenses incurred in connection with your activities under this Agreement shall be borne by you.

14.        Termination; Assignment. This Agreement will continue in effect unless terminated as provided herein. A party may terminate this Agreement without cause by giving the other party thirty (30) days’ written notice of its intention to terminate. Your expulsion from FINRA will automatically terminate this Agreement without notice. Your suspension from FINRA or a violation by you of applicable state and federal laws and rules and regulations of authorized regulatory agencies will terminate this Agreement effective upon notice received by you from us. This Agreement shall not be assignable by either party without the advance written consent of the other party, and your assignment without such consent shall result in the termination of this Agreement upon notice received by you from us. Failure of any party to terminate the Agreement for any of the causes set forth in this Agreement will not constitute a waiver of that party’s right to terminate this Agreement at a later time for any of these causes.

15.        Choice of Law Arbitration. This Agreement shall be construed in accordance with the laws of the State of New York. In the event of a dispute with respect to this Agreement that the parties are unable to resolve themselves, such dispute will be settled by arbitration before arbitrators sitting in the Borough of Manhattan, New York, New York in accordance with the then existing FINRA Code of Arbitration Procedure (the “FINRA Code”). The arbitrators will act by majority decision, and their award may allocate attorneys’ fees and arbitration costs between the parties. Their award will be final and binding between the parties, and such award may be entered as a judgment in any court of competent jurisdiction. The parties agree that, to the extent permitted by the FINRA Code, the arbitrators will be selected from the securities industry.

16. Notices. Any notice to you or to us shall be duly given if mailed or faxed to the respective addresses set forth below:

UBS Global Asset Management (US) Inc.	Firm Name:
51 West 52nd Street	Address:
New York, NY 10019-6114
Attn: General Counsel (legal matters)
Fax — (212) 882-5472	Attn:
Thomas Cameron (business matters)	Title:
Phone — (212) 882-5254	Phone:
Fax - (212) 882-5384	Fax:

17. Severability. Should any provision of this Agreement be held unenforceable, those provisions not affected by the determination of unenforceability shall remain in full force and effect.

18. Complete Agreement. This Agreement constitutes the entire agreement between the undersigned and supersedes all prior oral or written agreements between the parties hereto.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by duly authorized representative(s) of the parties hereto.

UNION BANK OF CALIFORNIA, N.A.

By: /s/ Carl E. Schultz
Name: Carl E. Schultz
Title: Senior Vice President

UBS Global Asset Management (US) Inc.

By: /s/ Joseph Abed
Name: Joseph Abed
Title: Managing Director

By: /s/ Keith A. Weller
Name: Keith Weller
Title: Executive Director

SCHEDULE A

1.    UBS Select Prime Institutional Fund (a series of UBS Money Series)

2.    UBS Select Treasury Institutional Fund (a series of UBS Money Series)

3.    UBS Select Tax-Free Institutional Fund (a series of UBS Money Series)